Exhibit 99.1




                 FLAGSTONE RE APPOINTS PETER F. WATSON TO THE BOARD

HAMILTON, Bermuda--(BUSINESS WIRE) - September 5, 2007- Flagstone Reinsurance Holdings Limited (NYSE: FSR) announced today that Peter F. Watson has joined their Board of Directors.

Mr. Watson is Vice Chairman, President and CEO of Attorneys' Liability Assurance Society (Bermuda) Ltd. (ALAS), a Bermuda-based mutual insurance company which provides reinsurance for professional liability coverage of large U.S. law firms written by its US subsidiary, Attorneys' Liability Assurance Society, Inc.

Prior to joining ALAS, Mr. Watson was a Senior Partner at Price Waterhouse. He has also served on the Board of the Bermuda International Business Association and is a past Chairman of the Insurers Admissions Committee (an advisory group to the Bermuda Government on the insurance industry).

Flagstone's Chairman, Mark Byrne, commented: "We are delighted to have Peter join Flagstone's Board. His experience in insurance and finance will be of benefit to both the board and to management as we continue to develop the Flagstone platform."

About Flagstone Reinsurance Holdings Limited

Flagstone Reinsurance Holdings Limited, through its operating subsidiaries, is a global reinsurance company formed and headquartered in Bermuda. Flagstone Re employs a focused, technical approach to the Property Catastrophe, Property, and Specialty reinsurance business. Flagstone Re and Flagstone Reassurance Suisse have received "A-" financial strength ratings from both A.M. Best and Fitch Ratings, and "A3" ratings from Moody's Investors Service.

Contacts:
Flagstone Reinsurance Holdings Limited, Hamilton
Brenton Slade, 441-278-4303